EX-28.h.7

Nationwide Fund Distributors LLC

One Nationwide Plaza

Mail Code 1-18-102

Columbus, Ohio 43215

March 1, 2026

Nationwide Mutual Funds

One Nationwide Plaza

Mail Code 5-02-210

Columbus, Ohio 43215

Re:	Rule 12b-1 Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (“NFD”) agrees that, with respect to the Nationwide Government Money Market Fund, a series of Nationwide Mutual Funds, NFD shall waive all or a portion of the Rule 12b-1 Fee to which it otherwise would be entitled in an amount that may vary in order to ensure that each class of the Nationwide Government Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through February 28, 2027. NFD acknowledges that NFD shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Distributors LLC

By: _/s/ Lee Cummings_____________
Name: Lee T. Cummings
Title: President

Your signature below acknowledges

acceptance of this Agreement:

Nationwide Mutual Funds

By: _/s/ Allan Oster_________________

Name: Allan J. Oster

Title: Assistant Secretary

Date: March 1, 2026